EXHIBIT 10.14


                              CONSULTING AGREEMENT




     AGREEMENT is made as of this 1st day of July, 1995, by and between, Augment Systems Inc., a Delaware corporation with its principal place of business located at 19 Crosby Drive, Bedford, Massachusetts (the "Company"), and Young Management Group, Inc., a Massachusetts corporation with its principal place of business located at 8 New England Executive Park, Burlington, Massachusetts 01803 ("Consultant").

                                    RECITALS

     WHEREAS, the Company has agreed to engage Consultant as a Consultant to render advice and services from time to time regarding the preparation, review and development of a business plan for the Company; the preparation, review and development of marketing plans and strategies; assistance with investor and stockholder relations; the writing of internal reports regarding corporate finance; and general business advice requested from time to time by the Company;

     WHEREAS, Consultant and the Company agree that certain information regarding the trade secrets, marketing plans and strategies, business and operations of the Company that Consultant may obtain, prepare, review or develop during the course of its relationship with the Company should be used exclusively for the benefit of the Company and are deemed to be "works for hire" for the Company.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, the parties hereto agree as follows:

      1.   Consultant's Services

     a) The Company hereby retains Consultant, and its officers and employees, to perform the following consulting and advisory services (the "Services") upon the terms and conditions set forth in this Agreement.

     b) Consultant's Services to be rendered to the Company shall include the following: advice and consultation regarding the preparation, review, critique, and development of a business plan for the Company; advice and assistance for enhancing the Company's management structure and operation plan; assistance in recruiting executive officers and key employees for the Company; the preparation of a financial plan; assistance in the evaluation by the Company of various financing options, including the assessment of various forms of financing, whether through bank lines of credit, private placements, public offering, merger or acquisition; the preparation, review and development of a strategic marketing plan and financial plan; the preparation, review, evaluation, and development of a private placement memorandum; the identification of, and introduction of the Company to commercial banks, investment banks and investment advisors; assistance in structuring and negotiating any such acquisitions; assistance in preparing, drafting and reviewing offering literature and business plans for private placements of the Company's debt or equity securities; evaluation and critique of the Company's operations, marketing strategies and management; and such other general business advice and assistance relating to the Company's capital structure, operations, finance and administration, sales and marketing, research and development, marketing plans, management and working capital requirements as may be requested from time to time by the Board of Directors and senior executive officers of the Company.

     c) Consultant will assist the Company in identifying a registered broker-dealer that will act as placement agent of a private placement by the Company for the purpose of raising $1.1 million in first round financing. The securities to be offered in the placement will be:

     i) $850,000 convertible subordinated debentures at 10% interest. The debentures will be redeemed 1/3 ($283,333.33) at the time of the closing of the Company's initial public offering (IPO) and 1/3 at the end of each year subsequent to the IPO or in three years, whichever is earlier. The debenture holder may elect to convert any portion of his outstanding debt to common stock of the Company at a price equal to $1.00 above the IPO price, and the Company may call for the conversion of the debt at such price at any time the Company's stock price is equal to or greater than $3.00 above the IPO price.

     ii) $250,000 for 15% of the Company's post money common stock, or 330,882 shares of the Company's expected recapitalized shares.

Consultant will also assist the Company in identifying a strategic partner or registered broker-dealer that will act as placement agent of a private placement by the Company for the purpose of raising $1.1 million in second round financing. The securities to be offered in the placement will be similar in nature to (i) and (ii) above, except the equity portion will purchase 5% of the Company's common stock. Such financing shall be planned for approximately five months from round one funding.

Consultant will also assist the Company in the selection of an investment banker to underwrite a public offering of the Company's securities with a view to raising from $5 million to $6 million in gross proceeds within four to five months from round two funding, depending on market conditions. The Company will target selling 20% - 25% of its common stock, or a post money valuation of $20 million - $30 million.

          2. Independent Contractor. It is expressly understood that the relationship of Consultant to the Company is that of an independent contractor and consultant. Nothing contained herein shall be construed to create an employer and employee or principal and agent relationship between the Company and Consultant. Consultant shall have sole and exclusive responsibility for the payment of all federal, state and local taxes and for all employment and disability insurance, Social Security to Consultant or Consultant's officers, employees and agents. Consultant shall assume and accept all responsibilities which are imposed upon an independent contractor by any statute, regulation, rule of law or otherwise. Consultant is not authorized to bind the Company, to incur any obligation or liability on behalf of the Company, or to use the Company's name except as expressly authorized in writing by the Company or as contemplated by this Agreement.

          3. Compensation for Services. For the performance of the Services to be rendered to the Company during the term of this Agreement, the Company shall pay and provide Consultant, as full and complete compensation for the Services, compensation as follows:

          a) Cash Compensation. For each month during the term of this Agreement, Consultant shall be paid cash compensation in the amount of $7,000 (seven thousand dollars). Consultant agrees that the Company may accrue $3,000 per month of the cash compensation until the sooner of an IPO, a third round of financing, or a mutually agreed upon time, at which time all accrued and unpaid cash compensation shall be due and payable immediately. For any period during the term of this Agreement that is less than a full month, the payment shall be prorated.

          b) Equity Participation. The Company sells to Consultant, concurrent with the execution of this Agreement, 375,000 shares of common stock to Young Management Group or its designees at a price of $.01 per share as per attached Schedule "A".

          4. Expenses. The Company shall reimburse Consultant for all reasonable and necessary out-of-pocket expenses incurred by Consultant in connection with the Services rendered hereunder, provided that such expenses are deductible to the Company and are properly documented in reasonable, itemized detail.
Consultant's expenses shall in no event exceed $1,000 per month unless such expenses are authorized in advance and in writing by the Company.

          5. Nondisclosure of Proprietary Information.

          a) Proprietary Information. For purposes of this Agreement, the term "Proprietary Information" shall mean all knowledge and information which Consultant has acquired or may acquire as a result of, or related to, or arising from its relationship with the Company concerning the Company's business, finances, operations, marketing plans and marketing strategies, research and development activities, software designs and specifications, products, services, trade secrets, and cost and pricing policies. Notwithstanding the foregoing sentence, such Proprietary Information does not include (i) information which is or becomes publicly available or is a matter for the public domain (except as may be disclosed by Consultant in violation of this Agreement); (ii) information acquired by Consultant from a source other than the Company or any of its employees, which source legally acquired such information directly from the Company without any obligation of nondisclosure; or (iii) information known to Consultant prior to the date hereof.

          b) Nondisclosure Obligation. Consultant agrees that it will not at any time, either during or after the term or any termination of this Agreement, without the prior written consent of the Company, divulge or disclose to anyone outside the Company, or appropriate for its own use or the use of any third party, any such Proprietary Information, and will not during its engagement by the Company hereunder, or at any time thereafter, disclose or use, or attempt to use, any such Proprietary Information for its own benefit, or the benefit of any third party, or in any manner which may injure or cause loss, or may be calculated to injure or cause loss, to the Company. Consultant shall obtain from all employees, Consultants, agents, or other representatives employed or engaged by it to do any work for the benefit of the Company a written agreement obligating them to the same restrictions on the disclosure of Proprietary Information as set forth in this Section.

          c) Works for Hire. Consultant and the Company agree that any and all reports, business plans, memoranda, notes, drawings, private placement memoranda or other written materials conceived, devised, developed or otherwise obtained by Consultant for the benefit of the Company during the course of rendering Services to the Company hereunder are "works for hire" and are hereby assigned to the Company. Such materials shall be the sole and exclusive property of the Company as consideration for any and all compensation paid to Consultant under this Agreement.

          6. Term. The term of this Agreement shall be for one year commencing on July 1, 1995 and shall automatically extend thereafter from year-to-year until the earlier of (i) the dissolution, liquidation or cessation of business in the ordinary course of Consultant or the Company, or (ii) termination as provided in Section 7 below. The term of the Agreement may be extended and renewed by mutual, written agreement of the parties.

          7. Termination. Either party may terminate this Agreement upon (i) five (5) days prior written notice in the event of a material breach of the terms of this Agreement; or (ii) at any time subsequent to June 30, 1996, upon 30 days prior written notice. The Company may terminate this Agreement "for just cause" upon five (5) days prior written notice to Consultant. "Just cause" shall mean any one or more of the following: (a) the substantial and continuing failure of Consultant to render Services to the Company in accordance with its obligations under this Agreement for a continuous period of thirty (30) days;
(b) willful misconduct, malfeasance, misfeasance or gross negligence of Consultant (or any of Consultant's employees, consultants or agents) in connection with the performance of such Services; (c) the conviction of Consultant (or any of Consultant's employees, Consultants or agents) of a felony, either in connection with the performance of its obligations to the Company or which shall adversely affect Consultant's ability to perform such obligations; (d) disloyalty, dishonesty or breach of fiduciary duty to the Company; or (e) the commission of an act of embezzlement, fraud or deliberate disregard of the rules or policies of the Company which results in loss, damage or injury to the Company. After any termination becomes effective, both the Company and Consultant shall thereafter be relieved of any further obligations pursuant to this Agreement.

          8. Registration Rights. The Company hereby grants the following rights with respect to any securities issuable to Consultant under this Agreement.

          a) "Piggy-Back" Registrations. If at any time the Company shall determine to register under the Securities Act of 1933 any of its common stock (other than on Form S-8 or Form S-4 or their then equivalents relating to shares of common stock issuable in connection with any stock option or other employee benefits plan or shares of common stock to be issued solely in connection with an acquisition of any entity or business), it shall send to Consultant written notice of such determination and, if within 15 days after receipt of such notice, Consultant so requests in writing, the Company shall use its best efforts to include in such registration statement all or any part of the
Registrable Shares, as defined below, that Consultant requests be included in the registration statement. Notwithstanding the foregoing, if in connection with underwritten offering, the managing underwriter shall impose a limitation on the number of shares of common stock which may be included in any such registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution of the common stock and to maintain a stable market for the securities of the Company then the Company shall be obligated to include in such registration statement only such limited portion (which may be none) of the Registrable Shares with respect to which Consultant has requested registration. The obligations of the Company under this Section shall expire and terminate at such time as Consultant shall be entitled to sell such securities without restriction and without registration under the Securities Act, including, without limitations, pursuant to any of the provisions of Rule 144 as promulgated by the Securities and Exchange Commission. For purposes of this Section 9, "Registrable Shares" shall mean the securities of the Company issued and issuable to Consultant hereunder pursuant to Section 3 hereof.

          b) Expenses. In the case of a registration under this Section, the Company shall bear all costs and expenses of each such registration, including, but not limited to, printing, legal and accounting expenses, Securities and Exchange Commission and NASD filing fees, and "Blue Sky" fees and expenses; provided, however, that the Company shall have no obligation to pay or otherwise bear any portion of the underwriters commissions or discounts attributable to the Registrable Shares offered and sold by Consultant, or the fees and expenses of any counsel for Consultant in connection with the registration of the Registrable Shares.

          9. Indemnification and Contribution. Each party (the "Indemnifying Party") agrees to indemnify and hold harmless the other party (the "Indemnified Party") and each of the Indemnified Party's directors, officers, agents, employees and controlling persons (as such persons are defined in the Securities
Act) against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) related to or arising out of any actions or omissions committed by the Indemnifying Party hereunder (including any violation of applicable federal and state securities laws), and will reimburse the Indemnified Party and each other person indemnified hereunder for all legal and other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding in connection with pending or threatened litigation or other actions or investigations in which the Indemnified Party or any of its directors, officers, agents, employees and controlling persons is a party; provided however, that the Indemnifying Party will not be liable in any such case for losses, claims, damages, liabilities or expense that a court of competent jurisdiction shall have found to have arisen primarily from the recklessness, negligence or willful misconduct, malfeasance, misfeasance of the Indemnified Party or any party claiming a right to indemnification.

          In case any proceeding shall be instituted involving any person in respect of whom indemnity may be sought, the Indemnified Party shall promptly notify the Indemnifying Party, and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnified Party may designate in such proceeding and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel at its own expense. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same or other jurisdictions arising out of the same general allegations or circumstances. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party to the extent set forth in this Section.

          In the event a claim for indemnification under this Section is determined to be unenforceable by a final judgment of a court of competent jurisdiction, then the Indemnifying Party shall contribute to the aggregate losses, claims, damages or liabilities to which the Indemnified Party or its officers, directors, agents, employees or controlling persons may be subject in such amount as is appropriate to reflect the relative benefits received by each of the Indemnifying Party and the party seeking contribution on the one hand the relative faults of the Indemnified Party and the party seeking contribution on the other, as well as any other relevant equitable contributions; provided, however, that no person adjudged guilty of fraudulent judicial determination shall be entitled to contribution from the Indemnifying Party. The provisions of this Section shall survive any termination of this Agreement and shall be binding upon any successors or assigns of the Company and Consultant.

          10. Absence of Conflicting Agreements. Consultant represents and warrants that it is not a party to any agreement or arrangement, whether oral or written, which conflicts with this Agreement or would prevent it from satisfying completely its obligations to the Company under this Agreement.

          11. General. This Agreement constitutes the entire Agreement between the parties relative to the subject matter hereof, and supersedes all proposals, letters of intent or agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement.

          No provision of this Agreement shall be waived, amended, modified, superseded, canceled, renewed or extended except in a written instrument signed by the party against whom any of the foregoing actions is asserted. Any waiver shall be limited to the particular instance and for the particular purpose when and for which it is given.

          The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way effect the validity, legality or enforceability or any other provision of this Agreement. This Agreement is entered into subject to compliance by Consultant with all applicable federal and state securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, and the Investment Advisors of 1940. The Services rendered by Consultant shall be limited to the services described herein and shall not extend to the placement of securities or otherwise offering or soliciting the purchase of any of the Company's securities. Consultant shall not act as a "broker", "dealer" or "finder" and the compensation payable to Consultant thereunder shall be paid regardless of the consummation of any financing of the Company.

          This Agreement, Consultant's Services to be performed thereunder, and all rights thereunder are personal to Consultant and may not be transferred or assigned by Consultant at any time without the prior written consent of the Company.

          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of The Commonwealth of Massachusetts.

          All notices provided for in this Agreement shall be given in writing and shall be effective when either served by personal delivery, electronic facsimile transmission, express overnight courier service or by registered or certified mail, return receipt requested, addressed to the parties at their respective addresses herein set forth, or to such other address or addresses as either party may later specify by written notice to the other.

          This Agreement may be executed in duplicate counterparts, which, when taken together, shall constitute one instrument and each of which shall be deemed to be an original instrument.

          The provisions of Sections 5 and 9 shall survive the termination or expiration of this Agreement as a continuing covenant and obligation of the Company and Consultant.

          Any dispute, controversy or claim arising out of, in connection with, or in relation to this Agreement or the breach of any of the provisions hereof shall be settled by binding arbitration in Boston, Massachusetts, pursuant to the rules then obtaining of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having competent jurisdiction thereof. The prevailing party shall be entitled to recover all reasonable fees and expenses of the costs of such arbitration (including reasonable attorneys' fees), and if no party shall be determined by the arbitrator(s) to have successfully prevailed, or to be less at fault than the other party, then each party shall bear its own costs and expenses (including attorneys' fees). The parties agree to use their best efforts to settle any and all disputes without resort to arbitration and litigation.

          IN WITNESS WHEREOF, Parties have executed this Agreement as of the day and year first above written.

AUGMENT SYSTEMS, INC.                       YOUNG MANAGEMENT GROUP, INC.

By:  /s/ Lorrin Gale                        By:  /s/ Stanley A. Young
    ----------------------------               -------------------------------
     Lorrin Gale, President and                  Stanley A. Young,
     Chairman
     Chief Executive Officer



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                                   SCHEDULE A

                            STOCK PURCHASE ALLOCATION


Young Management Group, Inc.       50,000 shares

Stanley A. Young Irrevocable      150,000 shares
Trust for Issue
Stanley A. Young                  100,000 shares

Adam D. Young                      50,000 shares

David Smith                        25,000 shares
                                   -------------
                                  375,000 shares







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